Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-117773, 333-30515 and 333-106092 on Form S-8 of TIB Financial Corp. of our report dated February 1, 2005, which report appears in this amended annual report on Form 10-K of TIB Financial Corp. for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Fort Lauderdale, Florida
August 1, 2005